Exhibit 77Q


(a)(1) Articles of Amendment dated November 8, 2007 to the Articles of Incorporation of ING Investment Funds, Inc. - Filed herein.

(a)(2) Articles of Amendment dated December 17, 2007 to the Articles of Incorporation of ING Investment Funds, Inc. - Filed herein.

(e)(1) Third Amendment dated September 15, 2007 to the Sub-Advisory Agreement dated August 1, 2003, as amended between ING Investments, LLC and ING Investment Management Co. - Filed herein.